3DIcon Appoints Chris Dunstan as Interim Chief Financial Officer

TULSA, Okla., August XX, 2011 – 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional projection and display technologies, today announced further additions to its executive management team. The Company appointed Chris Dunstan as its Interim Chief Financial Officer. Mr. Dunstan is an experienced financial executive who has been CFO of public and private companies valued at up to $16 billion.

Mr. Dunstan served as Executive VP and CFO of Rich Products Corporation, a $3 billion global food manufacturer. He was also Executive VP, CFO, and Treasurer of Adelphia Cable Corporation, a public company, where he helped restore financial credibility. His prior executive positions include Senior VP and CFO of Sentry  Group; Vice Chairman, Executive VP, and CFO of Trico Products; and VP of Finance, Treasurer, and Director of Strategic Planning for Schlegel Corporation. Mr. Dunstan was a CPA with KPMG/Peat Marwick and Sales Manager for General Electric Credit Corporation.

In addition to his 25 years of corporate, executive, and turn-around management experience in over 10 countries, Mr. Dunstan also sits on several boards and advisory committees, including serving as Director of the John R. Oishei Foundation, Western New York’s largest private foundation with over $280 million in assets under management; sitting on the Executive Advisory Committee and the Dean’s Council at the University of Rochester’s Simon School of Business; and serving on the Board of Project Jumpstart NY a public/private initiative to foster an entrepreneurial ecosystem and provide venture funding in Upstate New York.

3DIcon CEO, Sid Aroesty commented, “We see a clear opportunity at this time to move 3DIcon’s technology forward towards commercial availability. Structuring our finances and strategically managing funds and cash flows will be a key part of supporting the further enhancement of our technology and intellectual property. Chris Dunstan has a wealth of experience that will be an asset to 3DIcon.”

Chris Dunstan added, “I am excited to come onboard with 3DIcon to help execute a plan to build the company’s value with an eye towards expanding operations based upon reaching technological milestones. Once commercialized, CSpace will have significant markets to address, which will require more extensive financial management at 3DIcon. I look forward to managing that process.”

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:
3DIcon Corporation
Judy Keating
918-494-0509